Exhibit 21.1

SUBSIDIARIES
Subsidiary Name	Jurisdiction of Organization
BDF Intermediate, LLC	Delaware
BDF Acquisition Corp	Delaware
Bob’s Discount Furniture, LLC	Massachusetts